Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “SIGNAL GENETICS LLC”, FILED IN THIS OFFICE ON THE EIGHTH DAY OF DECEMBER, A.D. 2010, AT 6:20 O’CLOCK P.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
4910486 8100	AUTHENTICATION: 8415030

101165226	DATE 12-09-10
You may verify this certificate online
at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:20 PM 12/08/2010
FILED 06:20 PM 12/08/2010
SRV 101165226 – 4910486 FILE

CERTIFICATE OF FORMATION

OF

SIGNAL GENETICS LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company (hereinafter called the “Limited Liability Company’) is:

Signal Genetics LLC

SECOND: The address of the registered office and the name and the address of the registered agent of the Limited Liability Company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are:

Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, Delaware 19808

Executed on September 21, 2010.

/s/ John E. Andrews
John E. Andrews
Authorized Person